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                                  EXHIBIT 11

SECOND BANCORP, INCORPORATED AND SUBSIDIARY
STATEMENT 11  RE:   COMPUTATION OF EARNINGS PER SHARE

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
                                                            Three Months Ended                               Nine Months Ended
                                                               September 30                                     September 30
                                                               ------------                                     ------------
                                                           1995            1994                           1995                 1994
                                                           ----            ----                           ----                 ----
PRIMARY:
Average shares outstanding                                2,526,228      2,501,622                       2,518,932         2,496,333
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price.                                23,900          9,957                          15,369            10,344
                                                         ----------      ---------                       ---------         ---------
                                                          2,550,128      2,511,579                       2,534,301         2,506,677

Net income applicable to Common Stock                        $1,599         $1,426                          $4,607            $4,052

Per share amount                                              $0.63          $0.57                           $1.82             $1.62


FULLY DILUTED:
Average shares outstanding                                2,526,228      2,501,622                       2,518,932         2,496,333
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price or period-
  end market price, whichever is higher.                     29,440         11,099                          29,704            12,726
Assumed conversion of $1.50 Preferred
  Stock Series A-1                                          798,988        803,420                         801,047           803,420
                                                          ---------      ---------                       ---------        ----------
                                                          3,354,656      3,316,141                       3,349,683         3,312,479

Net income                                                   $1,867         $1,696                          $5,413            $4,861

Per share amount                                              $0.56          $0.51                           $1.62             $1.47
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